UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2013

Medtronic, Inc.

(Exact name of Registrant as Specified in its Charter)

Minnesota	1-7707	41-0793183
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

710 Medtronic Parkway, Minneapolis, Minnesota 55432

(Address of principal executive offices) (Zip Code)

(763) 514-4000

(Registrant’s telephone number, including area code):

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 18, 2013, the Board of Directors of Medtronic, Inc. (the “Company”) elected Scott C. Donnelly a director of the Company, effective July 1, 2013. Mr. Donnelly will stand for election by shareholders at the Company’s 2013 Annual Meeting of Shareholders. Mr. Donnelly was appointed to the Compensation Committee and the Quality and Technology Committee of the Board of Directors. A press release announcing his appointment was issued on April 24, 2013 and is attached hereto as Exhibit 99.1.

In connection with his election to the Board, Mr. Donnelly will receive the Company’s standard non-employee director compensation (which shall be provided on a prorated basis for the period beginning with his effective start date and ending with the Company’s fiscal year end), including:

•         an annual cash retainer (paid in two installments – in the middle and at the end of the fiscal year) in the amount of $80,000 (subject to a 25% reduction if a director does not attend at least 75% of the total meetings of the Board and Committees on which such director served during the relevant fiscal year); and

•         on the first business day of each fiscal year, annual deferred stock units (each representing the right to receive one share of the Company’s common stock) equal to $140,000 (subject to a 25% reduction if a director does not attend at least 75% of the total meetings of the Board and Committees on which such director served during the relevant fiscal year) divided by the fair market value of a share of our common stock on the date of grant.

Since the beginning of Medtronic’s last fiscal year, neither Mr. Donnelly nor any of his immediate family has been a party to any transaction or currently proposed transaction with the Company that is reportable under Item 404(a) of Regulation S-K.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit 99.1 Press release of Medtronic, Inc. dated April 24, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDTRONIC, INC.

	By	/s/ D. Cameron Findlay
Date: April 24, 2013		D. Cameron Findlay
Senior Vice President, General Counsel and Corporate Secretary

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

EXHIBIT INDEX

Medtronic, Inc.

Form 8-K Current Report

Exhibit No.	Description

99.1	Press Release of Medtronic, Inc. dated April 24, 2013.